EX-99.B-77C

SUB-ITEM 77C: Submission of matters to a vote of security holders

SHAREHOLDER MEETING RESULTS

On December 12, 2008, a special shareholder meeting (Meeting) for Waddell & Reed Advisors Municipal Bond Fund, Inc. (Fund) was held at the offices of Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas, 66202. The Meeting was held for the following purpose (and with the following results):

Proposal 1: To elect thirteen Directors for the Fund.

Michael L. Avery
For	Against
48,483,186.276	1,677,120.459

Jarold W. Boettcher
For	Against
48,464,575.019	1,695,731.716

James M. Concannon
For	Against
48,465,313.246	1,694,993.489

John A. Dillingham
For	Against
48,480,969.599	1,679,337.136

David P. Gardner
For	Against
48,457,436.748	1,702,869.987

Joseph Harroz, Jr.
For	Against
48,476,534.177	1,683,772.558

John F. Hayes
For	Against
48,319,021.481	1,841,285.254

Robert L. Hechler
For	Against
48,155,684.540	2,004,622.195

Albert W. Herman
For	Against
48,453,369.860	1,706,936.875

Henry J. Herrmann
For	Against
48,456,465.373	1,703,841.362

Glendon E. Johnson, Sr.
For	Against
48,348,448.135	1,811,858.600

Frank J. Ross, Jr.
For	Against
48,373,963.849	1,786,342.886

Eleanor B. Schwartz
For	Against
48,362,745.355	1,797,561.380

Proposal 2: To approve for the Fund a proposed Agreement and Plan of Reorganization and Termination, pursuant to which the Fund would be reorganized into a corresponding series of a newly established Delaware statutory trust, to be named Waddell & Reed Advisors Funds.

For	Against	Abstain
45,378,763.186	1,635,060.004	2,880,763.437